Exhibit 10.42

February 21, 2023

Jessica Woelfel

By E-mail

Re:     Employment Agreement

Dear Jessica:

In consideration of the mutual covenants and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, you and Ormat Technologies, Inc. (the “Company” and each individually a “party” and collectively the “parties”), each intending to be legally bound hereby, agree as follows:

1.

Title; Function; Duties: You shall continue to serve as the General Counsel, Chief Compliance Office and Corporate Secretary of the Company (the Company and its subsidiaries and controlled affiliates are collectively referred to herein as the “Company Group”), and you shall report to the Chief Executive Officer of the Company. You shall have the duties and responsibilities commensurate with your position and any other duties and responsibilities as may from time to time be reasonably assigned to you by the Chief Executive Officer.

You shall serve the Company Group faithfully and to the best of your ability and shall devote your full time, energy, experience and talents to the business of the Company Group; provided, that you may manage your personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, your duties hereunder or conflict with any of your other obligations to the Company Group.

2.	Term of Employment: Your term of employment with the Company will continue until terminated as provided in Section 4 (the “Employment Term”).

3.	Compensation; Expenses:

a.    Base Salary. During the Employment Term, you will receive a base salary as determined by the Compensation Committee of the Board of Directors while serving as a Section 16 Officer, and otherwise as determined by the Chief Executive Officer (such amount, subject to adjustment by the Company from time to time, the “Base Salary”), payable in accordance with the Company’s regular payroll practices.

b.    Annual Bonus. You will be eligible to receive, on an annual basis, a performance-based bonus payment as determined by the Board in its sole discretion (the “Annual Bonus”). Payment of such Annual Bonus will be contingent on your continued employment on the payment date of such Annual Bonus, except as otherwise provided in Section 4.

c.    Business Expenses. You will be reimbursed for reasonable business expenses actually incurred by you in connection with your employment in accordance with the Company’s expense reimbursement policies (including the requirement to provide appropriate documentation of such expenses), as in effect from time to time.

d.    Paid Time Off. You will be eligible for paid time off days subject to and in accordance with the Company’s paid time off policies as in effect from time to time.

e.    Benefits. You may continue to participate in benefit plans offered by the Company, from time to time, including a group health insurance plan, subject to the terms and conditions of the applicable plan documents (including any eligibility and vesting requirements).

4.	Termination/Resignation of Employment:

a.    Your employment hereunder may be terminated at any time (i) by you for any reason upon thirty (30) days’ written notice, (ii) by the Company without Cause or as a result of your Disability, (iii) by the Company for Cause or (iv) without any action by either party, immediately upon your death. In the event you terminate your employment pursuant to clause (i) of this Section 4(a)(i), the Company may terminate your employment immediately or at any point during the notice period without any obligation to pay you any further consideration or effecting the voluntary nature of your termination.

b.    If your employment is terminated for any reason, you shall receive (i) payment of any accrued but unpaid Base Salary through the last day of your employment, (ii) payment for any accrued but unused paid time off days, (iii) any vested employee benefits covered by the Employee Retirement Income Security Act of 1974, as amended, to which you are entitled upon termination of your employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, as applicable, and (iv) reimbursement for any unreimbursed business expenses incurred by you on or prior to your last date of employment with the Company pursuant to Section 3. The Company shall have no further obligations to you pursuant to this Agreement or otherwise in connection with the termination of your employment, other than as expressly set forth in this Section 4, as required by law. You acknowledge and agree that, except as specifically described in this Section 4 or as otherwise required by law, all of your rights to any compensation, benefits, bonuses or severance from the Company Group will cease upon termination of your employment and that you will have no further rights to any payments or benefits pursuant to this Agreement or otherwise in connection with the termination of your employment. If duly adopted by the Board, you shall be eligible, subject to the Board’s approval and your compliance with the applicable terms and conditions, to participate in the Company’s Change in Control Severance Plan or any successor versions thereto (the “Change in Control Severance Plan”).

c.    Subject to (i) your execution of a separation and general release agreement in a form reasonably acceptable to the Company (the “Release”) and such agreement becoming fully irrevocable within sixty (60) days following the last date of your employment with the Company and (ii) your adherence to the restrictive covenants as set forth in Exhibit A, if the Company terminates your employment hereunder without Cause, the Company shall provide to you the following:

(a)	Continued payment of your then-current Base Salary for four (4) months, payable in accordance with the Company’s regular payroll practices.

(b)	Any earned but unpaid Annual Bonus in respect of any completed fiscal year, payable when such Annual Bonus would otherwise be payable (or, if later, on the date the Release becomes effective).

(c)

A lump sum cash payment equal to the amount of your target Annual Bonus for the performance period that includes your date of termination, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which you were employed (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period, which shall be paid within sixty (60) days following the date of your termination.

(d)

Subject to your timely election of health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the monthly COBRA premium paid by you for you and your dependents for a period of four (4) months (or, if earlier, upon the date (1) you are no longer eligible to receive COBRA continuation coverage or (2) on which you become eligible to receive substantially similar coverage from another employer or other source. If such reimbursement would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to modify such reimbursement in a manner as is necessary to comply with the ACA (collectively, the “Severance Benefits”).

Notwithstanding the above, in the event you incur a CIC Qualifying Termination (as defined in the Change in Control Severance Plan), you will only receive the net incremental benefit (if any) provided under the Change in Control Severance Plan, such net incremental benefit (if any) payable in accordance with the Change in Control Severance Plan. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and pronouncements thereunder (“Section 409A”), because any payment to you under the Change in Control Severance Plan is conditioned upon you executing and not revoking the Release, if the designated payment period for such amount begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

d.    For purposes of this Agreement, “Cause” means: (i) your commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; (ii) conduct that results in or is reasonably likely to result in, harm to the reputation or business of the Company; (iii) your material violation of any Company policy concerning confidential information, conflict of interest, trading, anti-corruption or bribery, or workplace conduct; or the failure or refusal by you to perform your normal duties (other than any such failure resulting from your incapacity due to physical or mental illness), which has not ceased within ten (10) days after a demand for substantial performance is delivered to you by the Company, which demand identifies the manner in which the Company believes that you have not performed such duties. Notwithstanding the foregoing, the Board, in its sole and absolute discretion, shall determine whether you have been discharged for Cause.

e.    For purposes of this Agreement, “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, as determined by the Board in its discretion.

f.    You agree that, subsequent to any termination of your employment, you will continue to cooperate with the Company Group in the prosecution and/or defense of any claim in which the Company Group may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place and manner.

5.	Restrictive Covenants: You hereby agree to be subject to, and to comply with, the restrictive covenants as set forth in Exhibit A.

6.

Policies: You will be subject to all policies and procedures as currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any employee handbook applicable to the Company’s employees.

7.	Indemnification; D&O Insurance: You will be entitled to the indemnification benefits in accordance with your indemnification agreement with and applicable governance documents of the Company.

8.	Section 409A:

a.    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A, the Company shall, after consulting with you and receiving you approval, reform such provision in a manner intended to avoid the incurrence by you of any such additional tax or interest.

b.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

c.    Any provision of this Agreement to the contrary notwithstanding, if at the time of your separation from service, the Company determines that you are a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that you become entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to you in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

d.    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year that follows the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year; and (C) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

e.    For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A.

9.

Governing Law; Exclusive Jurisdiction; Severability. This Agreement is governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles. The Company and you hereby irrevocably and unconditionally agree that the exclusive jurisdiction for any disputes arising out of or relating to this Agreement or your employment with the Company shall be the state and federal courts located within the State of Nevada (provided, that an order or judgment of such court may be entered or enforced in any court having personal jurisdiction over the party against whom the order or judgment is sought to be enforced). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party as follows (a) to the Company at 6140 Plumas Street, Reno Nevada, (b) to you at the address maintained by the Company in the regular course of its business for payroll purposes, or, in either case, such other address as shall be furnished in writing by either party to the other party; provided, that such notice or change in address shall be effective only when received by the other party. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and you agree that such provision shall be modified to make it enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is declared invalid, illegal or unenforceable for any reason in any jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect.

10.

Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company (and other members of the Company Group) and its (and their respective) successors and assigns and you and your heirs, executors, administrators, and successors; provided, that the services provided by you are of a personal nature and you cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of your rights, or obligations under this Agreement (and any such purported action by you shall be null and void); provided, further, that the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, the other members of the Company Group or any person, firm or corporation resulting from the reorganization of the Company or any other member of the Company Group or succeeding to the business or assets of the Company or any other member of the Company Group by purchase, merger, consolidation or otherwise.

11.

Entire Agreement; No Reliance; No Modification: You acknowledge that you have not relied on any oral or written promises or representations other than those explicitly stated in this Agreement, that this Agreement (and the documents referenced herein) constitutes the entire understanding of the parties regarding the subject matter hereof, and that this Agreement supersedes all prior or contemporaneous oral or written promises, representations or understandings which may have related to the subject matter hereof in any way. This Agreement cannot be modified except in a writing (other than an email) signed by the Company and approved by the Board.

12.	Tax Withholdings: All payments and benefits provided hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

13.

Counterparts; Original: This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

14.

Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party hereto that drafted this Agreement is of no application and is hereby expressly waived by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

If the terms and conditions of this Agreement are acceptable to you, please sign and date this Agreement below and return the signed original to me.

Sincerely,

ORMAT TECHNOLIGIES, INC.

By:
Name:	Doron Blachar
Title:	CEO

AGREED TO AND ACCEPTED:

Jessica Woelfel

Date: February 21, 2023

Exhibit A

Restrictive Covenants

In connection with your employment with the Company, you agree to the following Restrictive Covenants.

1.	Definitions. For the purposes of these Restrictive Covenants, the following capitalized terms shall be defined as set forth below:

A.	“Company” means Ormat Technologies, Inc. and its subsidiaries.

B.

“Confidential Information” means any and all trade secrets and other confidential information (whether patentable or copyrightable or not) of the Company, including but not limited to, all information (directly or indirectly) relating to the Company’s property, business, products, research and development (whether concerning past, current, or future products), inventions, hardware, software, production processes, discoveries, improvements, innovations, designs, drawings, sketches, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, planning processes, clients, suppliers, costing, prices, terms of payment, plans, business secrets, marketing, sales, budgets and financial statements, licenses, skills and compensation of employees of the Company, as well as any other information (directly or indirectly) related to the businesses of the Company and/or their clients (including prospective clients) and the Company’s affiliates and/or subsidiaries (whether past, current, or future), and any other information purchased or received (directly or indirectly) in connection with Company, their affairs and/or businesses. Notwithstanding (and without limiting any of) the above, Confidential Information shall not include any information (or any portion thereof, as applicable) which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to you; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of you; (iii) is required by law to be disclosed by you, provided that you give the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

C.	“Competing Business” means any company, venture, entity or other business (other than a minority interest in a publicly traded company) which engages in the business of geothermal or battery storage.

D.

“Intellectual Property” means any and all intellectual or industrial property and all intellectual or proprietary rights therein or arising therefrom in any jurisdiction, whether registered or unregistered, including all rights, title, and interest in and to any and all: (i) inventor’s certificates, patent disclosures, invention disclosures, patents and patent applications, together with provisionals, reissuances, continuations, continuations in part, divisionals, revisions, substitutions, extensions, renewals, and reexaminations thereof; (ii) trademarks, trademark applications, trademark registrations, service mark applications, service mark registrations, brand names, certification marks, trade dress, trade styles, logos, slogans, trade names and corporate names, and all other indicia of source or origin, together with the goodwill associated therewith, connected thereto or symbolized thereby; (iii) works of authorship (whether copyrightable or not), copyrights, copyright registrations, copyright applications, and rights equivalent thereto, including copyrights in software, and all moral rights or similar attribution rights; (iv) Confidential Information (including any and all trade secrets); (v) software; (vi) designs, design registrations, design registration applications, industrial designs, industrial design registrations, industrial design registration applications, integrated circuit topographies, mask works, mask work registrations, and applications for mask work registrations; (vii) rights of publicity and privacy and in social media usernames, accounts, identifiers, and handles; (viii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (ix) applications, registrations, issuances, renewals, extensions, or equivalents or counterparts of any of the foregoing in any jurisdiction; and (x) copies, documentation, and tangible embodiments thereof (in whatever form or medium).

E.	“Restricted Period” means during your employment with the Company and for the period ending 12 months following the termination of your employment.

2.	Confidentiality.

A.

You undertake to hold and maintain as strictly confidential all of the Confidential Information during your employment with the Company and for all times thereafter. Without derogating from the generality of the foregoing, you hereby agree that you shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, during your employment with the Company and for all times thereafter, any Confidential Information, of which you are or become informed or aware during the period of your employment, whether or not developed by you. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

B.

You undertake not to use the Confidential Information for any purpose whatsoever other than for the performance of your services on behalf of the Company within the scope of your duty during your employment with the Company. Without limiting the scope of this duty, you shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party without the Company’s expressed prior written authorization.

C.

You undertake not to directly or indirectly give and/or convey, transfer, sell, offer to sell, publish, distribute, display for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s expressed prior written authorization.

D.

In the event you are in breach of any of your above obligations, you shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law (including as set forth in Section 11.D).

E.

Third Party Information. You understand that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During your employment and for all times thereafter, you will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with your work for the Company, unless expressly authorized by an officer of the Company in writing.

F.

No Improper Use of Information of Prior Employers and Others. You undertake that during your employment and for all times thereafter you will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person.

3.

Non-Competition; Non-Solicitation. You undertake that during the Restricted Period, you shall not, within any U.S. state or other country in which the Company operates or has an office and is actively doing or seeking to do business, as the case may be:

A.

Directly or indirectly carry on or hold an interest in any Competing Business, including without limitation, as a shareholder; provided, however, notwithstanding the foregoing, you may directly or indirectly hold as a passive investment any interest in any publicly traded company, not to exceed 5%;

B.

Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who was provided with services by the Company during the period of 12 months immediately prior to the termination date of your employment with the Company;

C.

Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the prior 12 months (which, in the event of your termination, shall be the period of 12 months immediately prior to the termination date of your employment with the Company) for the purpose of offering services or products which directly compete with the services or products supplied by the Company; and

D.

Employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed or engaged as a consultant by the Company at any time during the prior 12 months (which, in the event of your termination, shall be the period of 12 months immediately prior to the termination date of your employment with the Company).

4.

Non-Disparagement. You agree and covenant that you shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. This Section 4 does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

5.	Intellectual Property.

A.

You hereby (i) absolutely, irrevocably, and unconditionally assign and transfer (and without limiting the foregoing, agree to assign and transfer) to the Company, all of your entire worldwide rights, title and interest in and to, in each case, free and clear of all liens of any kind whatsoever, (w) any and all Intellectual Property and Confidential Information developed or discovered by or for or on behalf of you or any person subordinate to you during the term of employment or as a result of such employment with the Company (collectively, “Inventions”), for no additional consideration, (x) all rights to prosecute, sue, enforce or recover, or retain damages, costs, or attorneys’ fees with respect to the past, present, and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the Inventions and all rights of renewal with respect thereto, (y) all actions, defenses, credits, or rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by third parties, in each case, relating to the Inventions (and the right to collect damages or proceeds in connection therewith) as well as all royalties, fees, income, payments, and other proceeds now or hereafter due or payable to you with respect to the Inventions, and (z) all goodwill associated with the Inventions as well as all other rights, privileges, and protections of any kind whatsoever of you accruing under any of the foregoing provided by any applicable law, treaty or other international convention throughout the world with respect to the Inventions (such assigned and transferred rights, title, and interest in this Section 5A(i), collectively, the “Transferred IP”); and (ii) acknowledge and agree that the Transferred IP are property of the Company. The Company and its successors shall be entitled to protect any of the Transferred IP by way of registration and/or in any other manner in Israel or anywhere else in the world.

B.

You undertake that upon the demand of the Company during the Restricted Period and for all times thereafter, you shall promptly sign, execute and deliver to the Company any and all documents as the Company may request to effect the provisions of this Agreement or to confirm, perfect, or protect the assignment of your rights herein and hereto to the Company as well as the Company’s title to the Transferred IP, and if requested by the Company, shall assist the Company, and shall promptly sign, execute and deliver any and all necessary documents, at the Company’s expense, in applying for, prosecuting, and maintaining any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

C.

In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you.

D.	You undertake to immediately notify the Company by delivering written notice of any additional or new Inventions, immediately upon the discovery thereof.

E.

Your obligations pursuant to this Section 5 shall survive the termination of your employment with the Company and/or its successors and assigns with respect to inventions conceived by you during the term of your employment or as a result of your employment with the Company.

6.

Reasonableness of Restrictions; Modification. You acknowledge that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, your knowledge of the Company’s business and the compensation you receive. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that these Restrictive Covenants may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. You acknowledge that the compensation and benefits granted to you by the Company in connection with your employment were determined, inter alia, in consideration for your obligations under these Restrictive Covenants.

7.

Return of Company Property/Materials. Upon the termination of your employment for any reason or upon the Company’s request at any time, you shall immediately return to the Company all of the Company’s property, including, but not limited to, any mobile/smart phone, tablet, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for the Company or that you obtained as a result of working for the Company (including such information residing on your personal computer, e-mail account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to the Company. You will not retain and shall provide to the Company any copies of the Company’s property, including any copies existing in electronic form. To the extent that you cannot return copies of Company property (such as files existing on your home computer or personal e-mail account), then you shall provide a copy of the file to the Company (including all available Metadata) and then permanently delete the file (unless otherwise instructed in writing to preserve it by the Company). The obligations contained in this Section 7 shall also apply to Third Party Information, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers. If you have any questions regarding your obligations to return and not to retain Company property, then you are obligated to contact your direct supervisor (as of the end of your employment) to obtain and abide by guidance.

8.

Defend Trade Secrets Act Notice; Other Rights. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in these Restrictive Covenants should be construed to impair your rights to communicate with, or participate in an investigation by, a government agency, including exercising protected whistleblower rights with the Securities and Exchange Commission or any other governmental agency.

9.

Restrictive Covenants of Other Agreements. For the avoidance of doubt, the parties hereto acknowledge that you may be subject to other restrictive covenants, including confidentiality, non-competition and non-solicitation agreements and obligations pursuant to other agreements with the Company, and that these Restrictive Covenants supplement those agreements and obligations and does not in any way supersede or replace such agreements or obligations, all of which shall remain in full force and effect.

10.

Post-Employment Disclosure. During the Restricted Period, you shall provide a copy of these Restrictive Covenants to persons and/or entities for whom you work or consult as an owner, partner, joint venturer, employee, or independent contractor. If, during the Restricted Period, you agree to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then you shall provide the Company before your first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, your job title, and a general description of the services you will provide.

11.	General.

A.

Successors and Assigns. These Restrictive Covenants will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

B.

Waiver. No waiver by the Company of any breach of these Restrictive Covenants shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under these Restrictive Covenants shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of these Restrictive Covenants.

C.	Assignment. These Restrictive Covenants may be assigned by the Company. You may not assign or delegate your duties under these Restrictive Covenants without the Company's prior written approval.

D.

Injunction. You agrees that it would be difficult to measure damage to the Company from any breach of your undertakings set forth in Sections 2, 3, 4 and 5 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, you agree that if you breach any provision of Sections 2, 3, 4 and 5 hereof, the Company will be entitled, in addition to and without limiting all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by you without showing or proving any actual damage sustained by the Company.

E.	Governing Law. These Restrictive Covenants shall be governed by, and constructed in accordance with the laws of the State of Delaware, without giving effect to the rules respecting conflicts-of-law.